Exhibit 99.1

Key Technology Appoints Two New Members to Board of Directors

    WALLA WALLA, Wash.--(BUSINESS WIRE)--July 20, 2004--Key Technology, Inc. (Nasdaq:KTEC) announced today that it has appointed Charles H. Stonecipher and Kirk W. Morton to the Key Technology Board of Directors.
    Mr. Stonecipher has served in a number of executive positions at Advanced Digital Information Corporation (ADIC) since joining the Redmond, Washington-based company in 1995. He currently serves as Executive Vice President, Product Development and Strategy. From 1994 to 1995, Stonecipher served as Vice President, Finance and Administration and Chief Financial Officer of Interpoint. Before joining Interpoint, Stonecipher worked as a manager at Bain & Company and as an engineer at The Boeing Company. He holds B.S. and M.S. degrees in Mechanical Engineering from Stanford University, where he graduated Phi Beta Kappa, and an M.B.A. from Harvard Business School.
    "Chuck's strong background in general corporate management, his expertise in strategic planning and technology development, and his experience with public company investor relations will complement our existing Board composition," commented Thomas C. Madsen, Chairman of Key Technology. "We are excited that Chuck has joined our Board and we look forward to his future input as we develop the long-term strategic direction of the Company."
    Mr. Morton was appointed Chief Executive Officer of the Company in August 2003, and has served as President since 2001. He served as Chief Operating Officer from 2001 to 2003. Morton joined Key in 1999 as Senior Vice President of Sales and Marketing and was responsible for worldwide sales and marketing and had overall responsibility for the Company's European manufacturing and sales operation, Key Technology BV. Prior to joining Key, Morton served as Vice President of Sales and Marketing for Stein, Inc., a business unit of FMC Corporation. He has also held management positions in the Citrus Systems division of FMC and at Ford Motor Company. Morton earned his undergraduate degree from Oregon State University and his M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.
    Madsen said, "Kirk is a valuable addition to the Board and we believe it is appropriate for him to participate with the other directors as we craft the long-term strategic direction of Key. His industry knowledge and experience will be an important component of a successful plan."
    Key also announced the resignation of two members of its Board, Peter van Oppen and Gordon Wicher. These changes maintain the number of Board members at six. Wicher will continue to serve as Corporate Secretary.
    "We appreciate the many years of service that Peter and Gordon have provided to our Board. Their strong leadership and guidance have been key factors in the success and growth of Key Technology," said Madsen.

    About Key Technology, Inc.

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.
    Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

    CONTACT: Key Technology, Inc.
             Phyllis Best, 509-529-2161